Exhibit 10.5

VALMONT INDUSTRIES, INC.

RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT entered into effective DATE (“Effective Date”) by and between Valmont Industries, Inc., a Delaware corporation (“Company”) and, NAME a director of the Company (“Director”).

1. Grant of Award.

(a) The Company hereby grants to the Director, pursuant to and subject to the terms of the Valmont 2013 Stock Plan (“Plan”), xxx Restricted Stock units (“Units”) of the Company (such number being subject to adjustment as provided in Paragraph 9 hereof) on the terms and conditions set forth herein.

(b) Director acknowledges that this award of Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as part of this Agreement.

2. Restricted Stock Units.  Each Unit awarded hereunder shall be the equivalent of one share of Company Stock; provided, however, the Director shall have no voting or similar rights with respect to the Units.  The Director shall be a general, unsecured creditor of the Company with respect to the Company’s obligations under this Agreement.

3. Vesting.  The Units shall become nonforfeitable and fully vested on the earliest of (i) the first anniversary of the Effective Date if the Director continuously remains a member of the Board of Directors of the Company (“Board”) until such first anniversary, (ii) the Director’s death while a member of the Board, (iii) the Director’s Total Disability while a member of the Board, or (iv) the occurrence of a Change of Control (as such term is defined in the Plan) while the Director is a member of the Board (“Vesting Date”).  In the event the Director ceases to be a member of the Board prior to the Vesting Date (except as provided in the preceding sentence), the Director shall forfeit all of the Units granted under this Agreement and the payment contemplated by Paragraph 4 hereof.

4. Dividends. While the Director is a member of the Board, the Company shall accumulate a cash amount equal to dividends in cash or property paid from time to time on issued and outstanding shares of Company Stock in an amount that is equivalent to the dividends which the Director would have received had the Director been the owner of the number of shares of Company Stock equal to the number of Units granted hereunder.  The cash accumulated shall accrue interest until the Vesting Date (unless previously forfeited).  Interest shall be computed using the Company’s average short term borrowing rate determined for each calendar year as of December 31, compounded quarterly, as determined by the Board or its designee.  The cash amount (plus interest) (“Dividends”) shall be paid to the Director on the Vesting Date, or as soon as possible thereafter, but no later than the March 15th immediately following the calendar year which includes the Vesting Date, subject to the Director’s continuous status as a Board member until the Vesting Date.  The payment hereunder shall be treated as additional compensation to the Director.

5. Settlement of Awards.

(a) As soon as practicable following the Vesting Date, but no later than the March 15th immediately following the calendar year which includes the vesting date, if the Director has not forfeited the Units hereunder, the Company shall pay to the Director, with respect to each Unit one share of Company Stock.

(b) Notwithstanding Paragraphs 4 and 5(a), the Director may elect, prior to the January 1 immediately preceding the Effective Date, the timing of the distribution of the Units and the Dividends.  The Director may elect the payment to the earliest or latest of any combination of the Director’s death, Total Disability, attainment of a specific age, a specified date, or cessation of service as a Board member, or upon a Change of Control (as such term is defined in the Plan).  The election must be made to the Company on a form provided by the Company.  The final payment must occur within three years after the termination of the Director’s service as a director.

Subsequent to the initial election, the Director can change the timing of the distribution of the Units and Dividends, subject to the following conditions:  (i) the election is made and delivered to the Company on a form provided by the Company; (ii) the election does not become effective until at least twelve (12) months after the election is made; (iii) the election is made at least twelve (12) months before the first scheduled payment hereunder; and (iv) except for a payment on account of Total Disability, the election extends the deferral period at least five (5) years.

All payments shall be in a lump sum within thirty (30) days of the applicable event, with Dividends paid in cash and Units paid by the delivery of one share of Company Stock for each Unit.

For purposes of this Agreement, “Total Disability” means the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

6. Distributions to Specified Employees.  Notwithstanding any other provisions of this Agreement to the contrary, upon a Director’s ceasing to be a Board member, if the Director is a “Specified Employee,” the Director’s payments hereunder on account of the Director’s separation from service shall not be distributed before the date which is six (6) months after the date of separation from service, or if earlier, the date of the death of the Director.  Any scheduled payments not made during such period shall be made as soon as reasonably practicable, but no later than thirty (30) days following the end of such period.  A “Specified Employee” is an individual who, as of the date of the Director’s separation from service, is a key employee, as defined in § 416(i) of the Internal Revenue Code of 1986, as amended (“Code”), applied in accordance with the regulations thereunder and disregarding Code § 416(i)(5), at any time during the 12-month period ending on the identification date as reasonably determined by the Human Resources Committee of the Board (“Committee”), or its designee.

7. Compliance with Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.  Any provision of this Agreement that would fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

8. Withholding.  All deliveries and distributions under this Agreement are subject to any required withholding of all applicable taxes.  At the election of the Director, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Company Stock to which the Director is otherwise entitled to under the Plan, or through a cash payment by the Director to the Company.

9. Adjustment in Capitalization.  If any adjustment in the Company’s capitalization as described in the Plan occurs, appropriate adjustments shall be made (as provided in the Plan) to the number of Units under this Agreement.

10. Non-Transferability.  The Agreement and the Units granted hereunder shall not be transferable other than by will or the laws of descent and distribution.  More particularly (but without limiting the generality of the foregoing), this Agreement and the Units granted hereunder may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to the execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Units or this Agreement shall be null and void and without effect.

11. Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Director or benefits distributable to the Director under this Agreement have not been distributed, at the time of the Director’s death, such benefits shall be exercised by or distributed to the legal representative of the estate of the Director.

12. Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

IN WITNESS WHEREOF, the Company and the Director have signed this Agreement effective as of the day and year first above written.

VALMONT INDUSTRIES, INC.

By:
Director